Exhibit 3.1B
[200135-812 stamp]

Microfilm Number	Filed with the Department of State on MAY 04 2001

Entity Number 112672	/s/ Kim Pizzingrilli

Secretary of the Commonwealth
ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
DSCB:15-1915 (Rev 91)
     In compliance with the requirements of 15 Pa.C.S. § 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.	The name of the corporation is: Erie Indemnity Company

2.	The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)	100 Erie Insurance Place	Erie	Pennsylvania	16530	Erie

	Number and Street	City	State	Zip	county

(b)	c/o:

		Name of Commercial Registered Office Provider			county
     For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3.	The statute by or under which it was incorporated is: An act to provide for the incorporation and regulation of certain corporations approved April 29, 1874

4.	The date of its incorporation is: April 17, 1925

5.	(Check, and if appropriate complete, one of the following):
     ☑ The amendment shall be effective upon filing these Articles of Amendment in the Department of State.
     ☐ The amendment shall be effective on:                           at
Date                    Hour

6.	(Check one of the following):
     ☑ The amendment was adopted by the shareholders or members) pursuant to 15 Pa.C.S. § 1914(a) and (b).
     ☐ The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c).

7.	(Check, and if appropriate complete, one of the following):
     ☐ The amendment adopted by the corporation, set forth in full, is as follows:
     ☑ The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

[200135-813 stamp]
DSCB: 15-1915 (Rev 91)-2

8.	(Check if the amendment restates the Articles):
     ☐ The restated Articles of Incorporation supersede the original Articles and all amendments thereto.
     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 27th day of April 2001

Erie Indemnity Company (Name of Corporation)
By:	/s/ Jan R. Van Gorder
(Signature)
	TITLE:	Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel

[200135-814 stamp]
EXHIBIT A
TO
ARTICLES OF AMENDMENT—DOMESTIC BUSINESS CORPORATION
ERIE INDEMNITY COMPANY
     Article 7 of the Articles of Incorporation of Erie Indemnity Company (the “Corporation”) is hereby amended to add new subsection (g), the full text of which reads as follows:
     “(g) Special meetings of the shareholders of the Corporation may be called at any time by shareholders entitled to cast at least twenty percent (20%) of the votes that all shareholders are entitled to cast at the particular meeting. Any such special meeting shall be called, notice given to the shareholders and held in accordance with the provisions of Article II of the Corporation’s Bylaws. No provisions of the Corporation’s Bylaws inconsistent with this subparagraph may be adopted by the Board of Directors of the Corporation.”